Exhibit 15.1

Awareness of Independent Registered
Public Accounting Firm

We acknowledge the incorporation by reference on Form S-3ASR (Registration No. 333-223764) and the Registration Statements on Form S-8 (Registration Nos. 333-134240, 333-134241, 333-134276, 333-134301, 333-134356, 333-138629, 333-186253, 333-186254, 333-197708, 333-206160 and 333-234166) of Simmons First National Corporation (the Company) of our report dated August 6, 2020, included with the Quarterly Reports on Form 10-Q for the quarter ended June 30, 2020. Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), this report should not be considered part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

BKD, LLP

/s/ BKD, LLP

Little Rock, Arkansas
August 6, 2020